LOAN AGREEMENT

TO:                      Nature’s Call Brands, Inc.

DATE:                 October 1, 2009

This document shall confirm our agreement to establish in your favor the following credit facility, subject to the fulfillment of the terms and conditions hereinafter set forth.

Borrower:	Nature’s Call Brands, Inc. (hereinafter referred to as the “Borrower”).
Lender:	Troon Investments Pty Ltd 7/38 Wolseley Road, Point Piper, NSW 2027 (hereinafter referred to as the “Lender”).
Type of Credit and Amount:	A loan in the amount of one hundred and fifty thousand U.S. Dollars (US$150,000) (hereinafter referred to as the “Loan”).
Purpose:	To fund ongoing working capital requirements or as otherwise required by the Borrower.
Interest Rate:	Interest calculated at a rate of 5% per annum and compounded monthly (the “Interest”).
Interest Payments:
On September 30 of each year (commencing on September 30, 2011), Lender shall provide to Borrower a schedule of Interest due and payable in respect of such fiscal year and Borrower shall pay to Lender all of the Interest due, in accordance with the provisions hereof, to September 30 of each year by no later than October 10 of the particular calendar year.

Term:
Commencing from the date hereof, this Agreement shall extend until September 30, 2011 but shall be renewable by mutual written agreement on a year-to-year basis thereafter (with such written agreement dated on or prior to September 30 of each year).

Repayment of Principal:	At any time during the Term, the Borrower shall have the right to repay any and all amounts outstanding under the Loan, including accrued and unpaid interest, with no prepayment penalty.

Increased Costs, Taxes, etc.:
If due to any change in law, regulations, rules or orders or as a result of compliance with any guideline or requirement from any authority which is customary for the Lender to comply with, the Lender incurs or will incur increased costs or a reduced return on its capital, the Borrower will indemnify the Lender against such increased costs or reduced return.  All Interest payments and all Loan repayments shall be made free and clear of any present and future taxes, withholdings or other deductions.

Expenses:	The Borrower agrees to guarantee payment of all reasonable legal and other direct out of pocket costs of the Lender incurred with respect to the enforcement of any of its rights hereunder.
Evidence of Indebtedness:
Notwithstanding the terms and conditions set forth herein, the Borrower acknowledges that the actual recording of the amount of any advance or repayment thereof under the Loan, and Interest, fees, and other amounts due in connection with the Loan, in the account of the Borrower maintained by the Lender, shall constitute, in the absence of manifest error, “prima facie” evidence of the Borrower’s’ indebtedness and liability from time to time under the Loan. The obligation of the Borrower to pay or repay any indebtedness and liability in accordance with the Loan shall not be affected by the failure of the Lender to make such recording. The Borrower hereby undertakes to pay to the Lender in accordance with the terms and conditions as set out herein.

Loan Agreement:	Upon the execution of this Agreement, the parties hereto agree that this Agreement shall constitute a valid, binding and enforceable loan agreement between the parties.
[INTENTIONALLY LEFT BLANK]

Currency:	All references to and interpretations of currency in this Agreement shall be in the lawful currency of the United States of America.
Governing Law:	State of Nevada and the laws of United States of America applicable therein.

BY EXECUTING BELOW THE UNDERSIGNED LENDER ACCEPTS ALL OF THE TERMS OF THIS NOTE AND CONFIRMS TO THE BORROWER THAT THE LENDER MEETS ALL APPLICABLE PROSPECTUS EXEMPTION REQUIREMENTS AS OF SEPTEMBER 30, 2010.

TROON INVESTMENTS PTY LTD
By:	/s/ Signed
Name: Title: Director

EXECUTED AND DELIVERED as of the date first above written.

NATURE’S CALL BRANDS, INC.
By:	/s/ Robbie Manis
Name: Robbie Manis Title: Chief Executive Officer